Exhibit 99.2

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Promotes Peter H. Stratton, Jr. to Chief Financial Officer

Canton, Mass., May 29, 2014 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel, announced today that Peter H. Stratton, Jr., 42, has been appointed to the position of senior vice president, chief financial officer (CFO) and treasurer, effective June 1, 2014. Stratton replaces John E. Kyees, who was serving as interim CFO, and will report to President and Chief Executive Officer David Levin.

“Peter’s strong financial background and passion for our company give us confidence that he is the right choice to serve as Destination XL’s next CFO,” said Levin. “We conducted a thorough search that included internal as well as external candidates. Peter clearly demonstrated his financial acumen and leadership strength during this process. In addition, he has been integral in the development and execution of our DXL transformation strategy. We look forward to his future contributions as CFO as we continue to roll out the DXL concept. On behalf of the entire DXL team, I also would like to thank John Kyees, our Board member, for his commitment and contributions to the Company as interim CFO during the past few months and for continuing to act as a resource for our financial strategies.”

Stratton said, “I am thrilled to serve Destination XL Group in this new position. We have exciting long-term growth prospects, and I look forward to guiding the Company financially as we continue our DXL transformation.”

Stratton has been serving as Destination XL’s senior vice president of finance, corporate controller, and chief accounting officer since September 2009. He joined the Company in June 2009 as vice president of finance. From May 2007 to June 2009, he served as senior director of corporate accounting at BearingPoint, Inc. Prior to May 2007, he held various finance and accounting leadership positions at Legal Sea Foods, Inc., Shaw’s Supermarkets, Inc., and Cintas Corporation. Mr. Stratton holds a bachelor’s degree in accounting from Babson College and an M.B.A. in finance from Miami University.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several e-commerce sites, including

www.destinationxl.com, and direct mail generate the Company’s direct-to-consumer business. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com

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